Exhibit 99.1

Consumers Bancorp Inc. Announces Fiscal Year to Date
September 30, 2003 Earnings

Minerva, Ohio—October 17, 2003 (OTCBB: CBKM) Consumers Bancorp Inc. today reported fiscal first quarter earnings of $525 thousand, a decrease of 18.2% compared to $642 thousand for the quarter period ended September 30, 2002. Fiscal year to date earnings per share were $.24 decreasing 20% as compared to $.30 from the prior year. Fiscal year to date return on average assets and return on average equity were 1.14% and 11.91%, as compared to 1.39% and 15.72%, respectively for the prior year.

Steven L. Muckley, Chief Executive Officer of Consumers Bancorp Inc. and Consumers National Bank stated, “With our quarterly results down 18% from the prior year, we have taken steps to retain quality loans previously sold in the secondary market, reduced our cash positions and director fees and suspended management performance bonuses.”

Financial results of the first quarter ended September 30, 2003, reflect a decrease in net interest income of $302 thousand or 12.8% over the prior quarter ended September 30, 2002. The net interest margin for the quarter ended September 30, 2003 was 4.96% as compared to 5.64% for the quarter ended September 30, 2002. Other income increased $73 thousand for the quarter ended September 30, 2003, an increase of 13.5% over the comparable quarter ended September 30, 2002. For the three months ended September 30, 2003, service charges on deposit accounts increased 13.0% as compared to the same period in 2002. These improvements are the result of volume increases in overdraft and non-sufficient funds fees attributable to an Overdraft Privilege program. Non-interest expense totaled $1.850 million in the first quarter 2003, up 1.0% from $1.831 million a year ago. For the quarter ended September 30, 2003, salaries and benefits totaled $934 thousand, an increase of 2.4% compared to 2002.

Total assets at September 30, 2003 were $182.6 million stable from last year’s first quarter end. Total loans increased $3.7 million from June 2003 as approximately $3.5 million locally generated owner occupied 1-4 family real estate mortgages were retained for the bank’s portfolio during September 2003. These loans included variable rate and ten through thirty year fixed rate maturities. Investment securities were $28.2 million, an increase of $3.1 million from June 30, 2003 and a decrease of $3.8 million from September 30, 2002, reflecting an increase in short-maturity and current cash flowing instruments. The duration of the investment portfolio was 3.09 years at September 30, 2003 as compared to 2.09 years as of June 30, 2003 and 2.48 years at September 30, 2002.

Net charge-offs as a percent of average loans outstanding for the quarter ended September 30, 2003 were .25% as compared to .29% for the quarter ended September 30, 2002. At September 30, 2003, the allowance as a percent of outstanding loans was 1.30% as compared with 1.36% for the prior year. Non-performing assets were $2.920 million at September 30, 2003 as compared to $1.124 million as of June 30, 2003 and $1.101 million at September 30, 2002. The increase in non-performing assets is a result of two (2) credit lines secured by real estate mortgages becoming 90 days past due at September 30, 2003.

The Board of Directors of Consumers Bancorp Inc., parent company of Consumers National Bank, declared a $.08 per share cash dividend for shareholders of record on September 22, 2003, payable on September 23, 2003.

Consumers provides a complete range of banking and other investment services to businesses and consumers through its core operations. Consumers Bancorp Inc. is a $183 million holding company with Consumers National Bank offices in Minerva, Salem, Waynesburg, Hanoverton, Carrollton, Alliance, Lisbon, Louisville, and East Canton. Community Title Agency Inc. a wholly owned title agency of Consumers National Bank is located in Carrollton, Ohio. Information about Consumers National Bank can be accessed on the Internet at http:\\www.consumersbank.com.

The information contained in this press release contains forward-looking statements regarding expected future financial performance which are not historical facts and which involve risks and uncertainties. Actual results and performance could differ materially from those contemplated by these forward-looking statements.

Contact: Paula J. Meiler Chief Financial Officer
1-330-868-7701 ext 168

Consumers Bancorp Inc.
Consolidated Financial Highlights
September 30, 2003

(Dollars in thousands, except per share data)

	Three Month Period Ended
	September 30,	June 30,	September 30,
	2003	2003	2002

EARNINGS:
Net interest income	$2,064	$2,107	$2,366
Provision for loan losses	66	97	118
Other income	614	407	541
Other expenses	1,850	1,815	1,831
Income tax expense	237	174	316
Net income	525	428	642
Net income per share –
Basic	$.24	$.20	$.30
PERFORMANCE RATIOS:
Return on average assets	1.14%	.94%	1.39%
Return on average equity	11.91	9.94	15.72
Net interest margin FTE	4.96	5.13	5.64
MARKET DATA:
Book value/common share	$8.17	$8.05	$7.55
Market close, bid	23.50	22.70	22.50
Period end common shares	2,146,281	2,146,281	2,146,281
Average equity: avg. assets	9.56%	9.44%	8.82%
Average common shares	2,146,281	2,146,281	2,146,281
ASSET QUALITY:
Net charge-offs	$80	$95	$90
Non-performing assets	2,920	1,124	1,101
Allowance for loan losses	1,671	1,685	1,696
Net charge-off ratio	.25%	.31%	.29%
Allowance: loan	1.30%	1.35%	1.36%
ENDING BALANCES:
Assets	$182,565	$182,067	$183,147
Deposits	157,379	157,502	157,705
Loans, net	126,657	122,975	123,062
Shareholders’ Equity	17,542	17,268	16,423